Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contact: Maria Englund (212) 843-8270

WELLS REAL ESTATE FUNDS COMPLETES

$786 MILLION SALE OF 27 PROPERTIES

Locking in Gains for Investors—Sale Represents

A Sizable Portion of a $5.1 billion REIT Portfolio Taken Full Cycle

ATLANTA (April 14, 2005) – Wells Real Estate Funds announced today that Wells Real Estate Investment Trust, Inc. (Wells REIT), a public nontraded REIT, has completed the sale of 27 office and industrial properties either wholly or jointly owned by the Wells REIT to New York-based REIT Lexington Corporate Properties Trust (NYSE: LXP) for $786 million.

The 27 properties were acquired or developed between 1999 and 2003 and consist of approximately 5.1 million square feet. According to Leo F. Wells III, president of Wells Real Estate Funds, Inc., the transaction is an exercise in strategic portfolio management, taking a sizable portion of the $5.1 billion Wells REIT portfolio full cycle, and is the largest single sales transaction in history exercised by a nontraded REIT.

Mr. Wells said, “We think this transaction enhances the Wells REIT and is beneficial to all Wells-affiliated joint venture partners. Consistent with our investment strategy, the assets in the sale include many high-quality, Class-A properties with investment-grade credit ratings that have increased significantly in value over the years. In addition, this transaction allows us to capitalize on an attractive investment sales market and effectively “harvest” our portfolio, increasing its overall credit rating to “A+” from “A.”

Eastdil Realty brokered the transaction on behalf of Wells REIT.

Wells Real Estate Funds is a national real estate investment management firm that purchases real estate on behalf of Wells-sponsored investment programs. Since 1984, more than 180,000 individuals across the country have invested

(through their financial representatives) in Wells-sponsored investment programs to help diversify their investment portfolios. Collectively, Wells-sponsored programs own approximately $6 billion in assets (based on purchase price) totaling more than 29 million square feet of space. According to Real Capital Analytics, in 2002 and 2003 Wells Real Estate Funds was the largest purchaser of office and industrial properties in the United States.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Readers of this press release should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this release. Factors that could cause or contribute to such differences include, but are not limited to, changes in general economic and business conditions, industry trends, changes in government rules and regulations (including changes in tax laws), and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. This is neither an offer nor a solicitation to purchase securities.

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